Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 12, 2011

Dana Cochran, Assistant Vice President & Marketing Coordinator

910-892-7080, danac@newcenturybanknc.com

www.newcenturybanknc.com

NEW CENTURY BANK TAPS DeBIASE

AS ITS FIRST CHIEF RISK OFFICER

See attached photo.

Dunn, NC. . . New Century Bancorp, Inc. (NASDAQ: NCBC – the “Company”), the holding company for New Century Bank has named Celia A. DeBiase to be the company’s first chief risk officer, announced William L. Hedgepeth, president and CEO. In this role, DeBiase will also serve on the company’s executive management team.

“We are adding this position as a proactive response to an increasing complex regulatory and economic environment,” commented Hedgepeth. “Celia’s experience, expertise and commitment to New Century Bank make her the right person for this role.”

Celia’s responsibilities will include managing a comprehensive process for assessing, identifying, monitoring, and reducing pertinent business risks that could interfere with the Bank’s objectives and goals. Her areas of oversight will include the newly formed Risk Management Department, as well as the bank’s certified public accountant and general auditor.

With over 34 years of financial services experience, Celia joined New Century Bank in 2008 as chief compliance officer. In 2010, she earned the Certified Regulatory Compliance Manager certification through the American Banker’s Association and was promoted to senior vice president. Prior to joining New Century Bank, she served as compliance officer for Bethpage Federal Credit Union, and before that as vice president and executive communications manager for Dime Savings Bank of New York.

A native of New York, Celia is a graduate of Marymount College in Tarrytown, New York, where she received a bachelor’s degree in business administration.

New Century Bank is headquartered in Dunn with offices in Dunn, Clinton, Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke, and Raeford, and an LPO in Greenville, NC.

###

The information as of and for the quarter and year-ended June 30, 2011, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.